Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Announces Second Quarter 2015 Results

And Announces Cash Distribution

HOUSTON, August 12, 2015 (BUSINESS WIRE) – Black Stone Minerals, L.P. (NYSE: BSM) (“Black Stone Minerals”) today announced its financial and operating results for the second quarter of 2015.

Key Second Quarter 2015 Highlights:

•	Average production of 29.4 MBoe per day, representing growth from the first quarter of 2015 of 1% and year-over-year growth of 11%.
•	Revenues of $64.8 million for the quarter, including unrealized derivative loss of $35.3 million.
•	Net loss of $122.8 million due to non-cash impairment and unrealized derivative loss; Adjusted EBITDA (as defined below) of $71.3 million.
•	Quarterly distribution coverage ratio of 1.3 times with cash generated from operations available for distribution of $66.4 million.
•	No net debt at the end of the quarter with nearly $600 million of liquidity available through credit facility.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ President, Chief Executive Officer, and Chairman commented, “Black Stone Minerals grew production in the second quarter, which is a testament to the strength and quality of our diverse asset base given the recent commodity price environment. Even in these challenging times, we are seeing continued development of existing plays, leasing in emerging plays, and exploration tests in both core resource plays as well as conventional plays. There continues to be meaningful activity and exciting developments across our interests. We’ve also recently added interests in the Midland Basin and the Eagle Ford Shale, where we are confident we will continue to see development activity contribute to our production. We have a strong balance sheet and we are well positioned to continue to execute on our acquisition strategy.”

Financial and Operating Results

Production

Black Stone Minerals reported average production of 29.4 MBoe per day for the second quarter of 2015, an increase of 11% over average production of 26.5 MBoe per day for the corresponding period in 2014. The increase in production was primarily attributable to activity in the Bakken/Three Forks, Eagle Ford, Haynesville/Bossier, and Wilcox plays.

Realized Prices and Revenues

The partnership’s average realized price per Boe, excluding the effect of derivative settlements, was $28.13 for the quarter ended June 30, 2015, a decline of 42% from $48.72 per Boe for the quarter ended June 30, 2014.

Black Stone Minerals reported revenues of $64.8 million in the second quarter of 2015, a decline of 46% from $118.9 million in the second quarter of 2014. The decline reflects lower commodity prices compared to the corresponding period in 2014 as well as an unrealized loss of $35.3 million in the current quarter that reflects the change in value of unsettled derivative contracts during the quarter.

Net Income/Loss

Black Stone Minerals reported a net loss of $122.8 million for the quarter ended June 30, 2015 compared to net income of $62.1 million in the corresponding period in 2014. The decline was due to the lower revenues described above and non-cash impairment charges to the partnership’s oil and gas assets which resulted from significant declines in commodity prices.

Financial Position

As of June 30, 2015, the partnership had $6.0 million outstanding under its credit facility. The borrowing base is currently $600 million. Black Stone Minerals is in compliance with all financial covenants associated with its credit facility.

Acquisitions

Year to date, Black Stone Minerals has closed or entered into agreements to purchase in excess of $65 million in mineral and royalty interests. The majority of these interests are in the Midland Basin and in the Eagle Ford Shale. Production associated with these interests is immaterial to the partnership’s current production.

Distributions

The Board of Directors of the general partner has approved a cash distribution of $0.2625 per unit attributable to the second quarter of 2015. The quarterly distribution coverage ratio was over 1.3 times the approved distribution attributable to the second quarter of 2015. Distributions will be payable on August 27, 2015 to unitholders of record at the close of business on August 20, 2015. As a result of Black Stone Minerals’ initial public offering in early May of this year, common and subordinated unitholders will receive a prorated distribution for the period May 6, 2015 through June 30, 2015 of $0.1615 per unit.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results of operations for the second quarter of 2015 on Thursday, August 13, 2015 at 9:00 a.m. Central Time. To join the call, participants should dial (855) 546-9558 and use conference code 90055060. A live broadcast of the call will also be available on our website at http://investor.blackstoneminerals.com. A recording of the conference call will be available at that site through August 28, 2015.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States.  The partnership owns mineral interests and royalty interests in over 40 states and 60 onshore basins in the continental United States.  The partnership also owns and selectively participates in non-operating working interests in established development programs, primarily on its mineral and royalty holdings.  The partnership expects that its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests will result in production and reserve growth, as well as increasing quarterly distributions to its unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	the partnership’s ability to execute its business strategies;
•	the volatility of realized oil and natural gas prices;
•	the level of production on the partnership’s properties;
•	regional supply and demand factors, delays, or interruptions of production;
•	the partnership’s ability to replace its oil and natural gas reserves; and
•	the partnership’s ability to identify, complete, and integrate acquisitions.

Information for Non-U.S. Investors

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Although a portion of Black Stone Minerals’ income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Black Stone Minerals’ distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Black Stone Minerals’ distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate, currently 39.6% for individuals.

Black Stone Minerals, L.P. Contact

Brent Collins

Vice President, Investor Relations

Telephone: (713) 445-3200

investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. PREDECESSOR

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
REVENUE
Oil and condensate sales	$46,293	$64,934	$82,456	$124,576
Natural gas and natural gas liquids sales	28,968	52,434	60,608	110,640
Gain (loss) on commodity derivative instruments	(18,627)	(2,348)	1,020	(8,343)
Lease bonus and other income	8,169	3,917	11,780	19,476
TOTAL REVENUE	64,803	118,937	155,864	246,349
OPERATING (INCOME) EXPENSE
Lease operating expenses and other	5,641	4,805	11,813	9,674
Production costs and ad valorem taxes	9,819	10,822	18,075	21,408
Depreciation, depletion and amortization	32,235	23,859	60,126	46,993
Impairment of oil and natural gas properties	118,362	—	131,829	—
General and administrative	19,718	14,512	34,536	29,963
Accretion of asset retirement obligations	269	148	540	295
Gain on sale of assets	(17)	—	(24)	—
TOTAL OPERATING EXPENSE	186,027	54,146	256,895	108,333
INCOME (LOSS) FROM OPERATIONS	(121,224)	64,791	(101,031)	138,016
OTHER INCOME (EXPENSE)
Interest and investment income	27	2	28	24
Interest expense	(1,715)	(3,419)	(4,660)	(6,852)
Other income	146	737	196	807
TOTAL OTHER EXPENSE	(1,542)	(2,680)	(4,436)	(6,021)
NET INCOME (LOSS)	(122,766)	62,111	(105,467)	131,995
NET (INCOME) LOSS ATTRIBUTABLE TO PREDECESSOR	16,849	(62,111)	(450)	(131,995)
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS SUBSEQUENT TO INITIAL PUBLIC OFFERING	140	—	140	—
DIVIDENDS ON PREFERRED UNITS SUBSEQUENT TO INITIAL PUBLIC OFFERING	(1,810)	—	(1,810)	—
NET LOSS ATTRIBUTABLE TO THE GENERAL PARTNER AND LIMITED PARTNERS SUBSEQUENT TO INITIAL PUBLIC OFFERING	$(107,587)	$—	$(107,587)	$—
ALLOCATION OF NET LOSS SUBSEQUENT TO INITIAL PUBLIC OFFERING ATTRIBUTABLE TO:
General partner interest	$—		$—
Common limited partner interests	(54,109)		(54,109)
Subordinated limited partner interests	(53,478)		(53,478)
	$(107,587)		$(107,587)
NET LOSS ATTRIBUTABLE TO LIMITED PARTNERS PER UNIT:
Per common limited partner unit (basic and diluted)	$(0.56)		$(0.56)
Weighted average common limited partner units outstanding (basic and diluted)	96,178		96,178
Per subordinated limited partner unit (basic and diluted)	$(0.56)		$(0.56)
Weighted average subordinated limited partner units outstanding (basic and diluted)	95,057		95,057

The following table shows the partnership’s production, realized prices, and revenues for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)
	(Dollars in thousands, except for realized prices)
Production:
Oil and condensate (MBbls)(1)	905	661	1,732	1,323
Natural gas (MMcf)(1)	10,621	10,487	21,406	20,228
Equivalents (MBoe)(2)	2,675	2,409	5,300	4,694
Realized prices:
Oil and condensate ($/Bbl)	$51.15	$98.24	$47.61	$94.16
Natural gas ($/Mcf)(1)	$2.73	$5.00	$2.83	$5.47
Equivalents ($/Boe)(2)	$28.13	$48.72	$26.99	$50.11
Revenue:
Oil and condensate sales	$46,293	$64,934	$82,456	$124,576
Natural gas and natural gas liquids sales	28,968	52,434	60,608	110,640
Gain (loss) on commodity derivative instruments	(18,627)	(2,348)	1,020	(8,343)
Lease bonus and other income	8,169	3,917	11,780	19,476
Total revenue	$64,803	$118,937	$155,864	$246,349

[1]

As a mineral and royalty interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid (“NGL”) volumes by its operators. As a result, the partnership is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

[2]

“Btu-equivalent” production volumes are presented on an oil-equivalent basis using a conversion factor of six Mcf of natural gas per barrel of “oil equivalent,” which is based on approximate energy equivalency and does not reflect the price or value relationship between oil and natural gas.

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, and cash available for distribution are non-GAAP supplemental financial measures used by Black Stone Minerals’ management and external users of the partnership’s financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.

Black Stone Minerals defines EBITDA as net income (loss) before interest expense, income taxes and depreciation, depletion, and amortization. Black Stone Minerals defines Adjusted EBITDA as EBITDA adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains/losses on derivative instruments, and non-cash equity-based compensation. Black Stone Minerals defines cash available for distribution as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, borrowings for capital expenditures, capital expenditures, cash interest expense, and distributions to noncontrolling interests and preferred unitholders.

EBITDA, Adjusted EBITDA, and cash available for distribution should not be considered an alternative to, or more meaningful than, net income, income from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with GAAP as measures of the partnership’s financial performance. EBITDA, Adjusted EBITDA, and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. The partnership’s computation of EBITDA, Adjusted EBITDA, and cash available for distribution may differ from computations of similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA, Adjusted EBITDA, and cash available for distribution to net income, the most directly comparable GAAP financial measure, for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)
	(In thousands)
Net income (loss)	$(122,766)	$62,111	$(105,467)	$131,995
Adjustments to reconcile to Adjusted EBITDA:
Add:
Depreciation, depletion and amortization	32,235	23,859	60,126	46,993
Interest expense	1,715	3,419	4,660	6,852
EBITDA	(88,816)	89,389	(40,681)	185,840
Add:
Impairment of oil and natural gas properties	118,362	—	131,829	—
Accretion of asset retirement obligations	269	148	540	295
Unrealized loss on commodity derivative instruments	35,332	1,489	33,135	5,400
Equity-based compensation	6,119	2,155	7,362	5,654
Adjusted EBITDA	71,266	93,181	132,185	197,189
Adjustments to reconcile to cash generated from operations:
Add:
Borrowings/cash used to fund capital expenditures	28,809	21,837	42,015	59,855
Less:
Deferred revenue	(386)	—	(490)	(2,516)
Cash interest expense	(1,473)	(3,177)	(4,178)	(6,369)
Capital expenditures, net	(28,809)	(21,837)	(42,015)	(59,855)
Cash generated from operations	69,407	90,004	127,517	188,304
Less:
Cash paid to noncontrolling interests	(70)	(95)	(122)	(168)
Preferred unit distributions	(2,941)	(3,919)	(5,850)	(7,801)
Cash generated from operations available for distribution on common and subordinated units and reinvestment in our business	$66,396	$85,990	$121,545	$180,335